Master License Agreement

This Master License Agreement (the "Agreement") is made and entered into as of the 25th day of October, 2006 (the "Effective Date") between XIOM Corp., a Delaware corporation ("XIOM"), whose address is 78A Lamar Street, W. Babylon, NY 11704, and A & C Coatings, LLC, a Delaware limited liability corporation ("“A&C"), whose address is ________________________________ (collected referred to as the "Parties").

WHEREAS, XIOM develops, manufactures, markets and sells certain products, including spray-on coating materials and equipment, including but not limited to, anti-microbial, anti-fungal, anti-fouling and other coatings (herein the "XIOM Products"); and

WHEREAS, A&C desires the right to establish franchises, to sell franchise rights, and to assign certain rights to franchisees ("Franchisees") in the contiguous states of the United States of America (herein referred to as the "Territory"), pursuant to individual franchise agreements negotiated and entered into by A&C, for mobile powdercoat businesses using the XIOM Products, and to purchase XIOM Products from XIOM for resale to Franchisees in the Territory;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are mutually acknowledged, the Parties agree as follows:

1. **Recitals**. The foregoing recitals presented in the Whereas clauses are true and correct and are hereby made a part hereof.

2. **Appointment and Grant**.

    a. XIOM hereby agrees to sell XIOM Products to A&C for resale in the Territory to Franchisees and to other third parties in the Territory.

    b. XIOM hereby grants to A&C the following exclusive and non-assignable rights in the Territory:

        i. To establish franchises to market, use and sell XIOM Products,

        ii. to sell the XIOM Products to A&C's Franchisees; and

        iii. to allow A&C and/or the Franchisees to apply XIOM anti-microbial and/or anti-fouling coatings, other than for:

            1. captive shops (for purposes of this Agreement, a "captive shop" means any coating application performed by XIOM employees),

            2. original equipment manufacturers (for purposes of this Agreement, "original equipment manufacturers" means manufacturers that apply the coatings on the manufacturer's new products),

            3. government work (for purposes of this Agreement, "government work" means coating applications for the U.S. government and any of its branches, agencies, armed services, and similar offices),

1/23/07

4. applications performed by an XIOM employee, and
5. jobs refused or that cannot be accommodated by a Franchisee as more particularly described in Section 5 below.

c. XIOM hereby grants to A&C the exclusive right to be the only "XIOM Certified Licensee" (or similar designation) in the Territory for XIOM Products. XIOM agrees that the application of the anti-microbial and/or anti-foul coatings by anyone other than XIOM employees, by A&C, or by A&C's franchisees shall void any XIOM warranty as to the coating.

d. XIOM hereby grants to A&C the exclusive right to train and certify Franchisees, other than training performed by XIOM. A&C agrees to cooperate with XIOM in any evaluation of A&C's training and/or certification programs, in the event that XIOM elects to evaluate same.

e. XIOM reserves for itself all rights not specifically granted above.

3. **Obligations of XIOM**. In consideration of the licenses granted hereunder, during the Term, as defined in Section 7 below, of this Agreement, XIOM hereby covenants and agrees as follows:

a. Not grant to any other person or entity a license to franchise a business primarily engaged in selling or use of the XIOM Products in the Territory.

b. To provide initial training in the application of the XIOM Products, including the anti-microbial and anti-fouling coatings, at XIOM's offices for A&C and up to ten (10) of A&C's representatives. A&C shall be responsible for the travel, lodging, meal and other expenses incurred by its representatives.

c. To ensure that the anti-microbial and anti-fouling coatings will meet all Food and Drug Administration ("FDA"), Environmental Protection Agency ("EPA"), United States Department of Agriculture ("USDA"), Occupational Safety and Health Administration ("OSHA") and similar agencies, laws, rules and regulations applicable to the Equipment and the anti-microbial or anti-fouling coatings in the Territory. XIOM shall be responsible for the proper labeling of all anti-microbial or anti-fouling coatings.

d. To use best efforts to process all of A&C's purchase orders for XIOM Products in a timely manner.

e. To provide A&C with copies of any updated or new marketing and advertising materials developed by XIOM from time to time.

f. To make available to A&C all improvements to the XIOM Products that XIOM may develop during the Term.

1/23/07

g. To provide A&C with most favored nation pricing for the XIOM Products.

4. **Obligations of A&C**. In consideration of the licenses granted hereunder, during the Term of this Agreement, A&C covenants and agrees as follows:

   a. To establish, as a minimum performance condition of this Agreement:

      i. at least ten (10) Franchisees within twenty-four (24) months of the Effective Date, and

      ii. at least ten (10) Franchisees each year thereafter. Only Franchisees in good standing shall count towards satisfaction of the above minimum performance conditions. A Franchisee in good standing shall be defined as a powdercoat business operated by a Franchisee that for any three quarters of four quarters in a calendar year, either (a) completes one job of a minimum value of $5,000 or (b) purchases 500 pounds of XIOM coatings.

   b. To use best efforts to recruit, solicit, screen and procure suitable franchisee candidates.

   c. To provide training and assistance to its Franchisees in the Territory.

   d. To ensure that adequate financial resources are available by way of working capital and otherwise to ensure that A&C and its Franchisees are able to fulfill its obligations hereunder.

   e. To comply with all laws, rules and regulations applicable within the Territory, including, without limitation, all such laws relating to the solicitation and sale of franchises, and to defend and hold XIOM harmless of any breach of law rule or regulation.

   f. To purchase from XIOM all XIOM Products made available by XIOM. Payment terms for the XIOM Products shall be Net 30 days. Prices are FOB XIOM's manufacturing facility within the Territory.

   g. To ensure that all Franchisees purchase from A&C all XIOM Products made available by XIOM.

   h. To report to XIOM, on an annual basis, the number of franchises sold by A&C during each year of the term hereof.

5. **Right of First Refusal**

   a. In regard to paragraph 2.b.iii., above, XIOM will, after receiving notice of an established and qualified Franchisee, provide notice to A&C and the Franchisee of any new job(s) in the Franchisee's region. If XIOM does not receive, within two weeks of sending the notice, a response from A&C or a Franchisee indicating that A&C or the Franchisee desires the job(s), then the job(s) shall be considered refused job(s).

1/23/07

b. In regard to paragraph 2.b.i., above, A&C will at regular intervals report to XIOM the establishment of various Franchisees. Such reports shall identify each Franchisee's region and each person employed by the Franchisee who has been trained to apply XIOM anti-microbial and/or anti-fouling coatings.

6. **License Fee**. Among the consideration for the license granted hereunder, XIOM shall receive an equity interest in A&C, as defined in an agreement entitled Operating Agreement of A & C Coating LLC.

7. **Term and Renewal**. The term of this Agreement is twenty (20) years beginning from the Effective Date. Provided A&C is not in default under this Agreement as of the date A&C exercises its rights to renew this Agreement, and provided A&C has substantially observed and performed its obligations set out in this Agreement, A&C shall have the right to renew this Agreement for ten (10) successive terms of three (3) years by providing XIOM with written notice of its exercise of an option to renew not less than 6 months nor more than 12 months prior to the expiration of the then current term.

8. **Representations and Warranties**. The Parties hereby represent and warrant as follows:

   a. Each Party has the right, power and authority to enter into this Agreement and perform its obligations hereunder.

   b. The execution of this Agreement and the performance of the obligations hereunder will not result in a breach or default under any other agreement to which either Party is a party or otherwise bound.

9. **Marks**.

   a. "Marks" means the trademark and trade name "XIOM" and any mark, name or usage of the term "XIOM".

   b. A&C acknowledges that its right to use the Marks derives solely from this Agreement. Use of the Marks under this Agreement is limited to the activities expressly provided for herein or otherwise consented to by XIOM in writing. If A&C makes any intentional unauthorized use of the Marks, such use is a breach of this Agreement and an infringement of XIOM's rights in the Marks, for which no adequate remedy at law exists. Neither XIOM nor its affiliates may use or attempt to register any other trademarks, service marks or other commercial symbol, the same as or similar to any of the Marks, nor any mark with phonetic, graphic or ideologic similarity to those of XIOM. During and after the Term of this Agreement, A&C must not, directly or indirectly, either alone or in conjunction with others, challenge, or take any action to cause a challenge to, the validity or ownership of the Marks or of any of XIOM's patents, or to obstruct XIOM's efforts to register the Marks.

   c. A&C must not use any Mark or portion of any Mark as part of any corporate or trade name or with any prefix, suffix, or other modifying

1/23/07

words, terms, designs, or symbols, or in any modified form without the prior written consent of XIOM. A&C shall not use any Mark in connection with the sale of any unauthorized services or products or in any other manner not expressly authorized in writing by XIOM. A&C may only display the Marks in the manner XIOM prescribes or approves in writing.

d. A&C agrees to include all patent marking specified by XIOM.

e. XIOM hereby represents and warrants to A&C that XIOM is the owner of the Marks and has the right, power and authority to grant to A&C the right to use the Mark in the Territory as provided in this Agreement.

10. **Advertising**. All advertising, marketing or promotions by A&C utilizing the Marks must be approved in advance by XIOM. A&C must submit to XIOM for its prior approval all sales and promotional material containing the Marks. If XIOM does not deliver notice to A&C of its disapproval of such proposed materials and advertising within 15 days after receiving the proposals from A&C, the materials and advertising are considered approved.

11. **Assignment**. XIOM may transfer or assign this Agreement to any person or entity with an equal or greater net worth as XIOM as of the date of assignment, provided that the assignee agrees to assume XIOM's obligations hereunder. Any such transferee or assignee must agree in writing to assume all of XIOM's obligations hereunder. Any transfer or assignment of this Agreement by A&C is subject to the prior written consent of XIOM, which consent shall not be unreasonably withheld or delayed.

12. **Indemnification**

a. XIOM hereby indemnifies and holds harmless A&C, its owners, officers, directors, employees and agents, from and against any and all claims, demand, losses, penalties, fines, costs, liabilities and expenses (including but not limited to court costs, expenses and attorney's fees incurred in defending any such claim) arising out of: (i) a breach by XIOM of any of its covenants, representations or warranties hereunder; (ii) the operation by XIOM of its business; or (iii) any action, negligence or intentional misconduct of XIOM, its employees or agents.

b. A&C hereby indemnifies and holds harmless XIOM, its owners, officers, directors, employees and agents, from and against any and all claims, demand, losses, penalties, fines, costs, liabilities and expenses (including but not limited to court costs, expenses and attorney's fees incurred in defending any such claim) arising out of: (i) a breach by A&C of any of its covenants, representations or warranties hereunder; (ii) the operation by A&C of its business; or (iii) any action, negligence or intentional misconduct of A&C, its employees or agents.

1/23/07

13. **Default and Termination**

a. Each of the following events and conditions is an Event of Default under this Agreement:

i. Either Party becomes insolvent or makes a general assignment for the benefit of creditors; either Party files a petition in bankruptcy, or such a petition is filed against a party is not dismissed within 30 days; either Party is adjudicated a bankrupt; a bill in equity or other proceeding for the appointment of a receiver of either Party or other custodian for either Party's business or assets is filed and not dismissed within 30 days; a court of competent jurisdiction appoints a receiver or other custodian (permanent or temporary) for either Party's business or assets; or proceedings for a composition with creditors is instituted by or against either Party.

ii. Except as otherwise provided herein, either Party breaches any provision of this Agreement or is otherwise in default hereunder and fails to cure such default within 30 days of delivery of written notice of such breach or default by the non-breaching Party to the breaching Party. In the event a breach or default is of such a nature that it cannot be reasonably cured within 30 days, the breaching Party shall have such additional period of time to cure the breach as is reasonable under the circumstances, provided the breaching Party commences a cure within the 30-day time period and diligently pursues a cure of the breach.

b. If an Event of Default occurs, the non-breaching Party may thereupon terminate this Agreement. Except as otherwise provided herein, such termination is effective within 30 days of delivery of written notice of termination to the breaching party.

14. **Entire Agreement**. This Agreement and any exhibits attached hereto constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous and contemporaneous agreements, verbally or in writing. The provisions of this Agreement may be amended, supplemented, waived or changed only by a written document signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

15. **Governing Law**. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

16. **Venue**. Venue for any litigation arising out of this Agreement shall be proper only in Nassau County, New York. The parties hereby consent to the personal jurisdiction of the state and federal courts situated in Nassau County, New York.

1/23/07

17. **No Partnership or Agency**. XIOM and A&C are not joint venturers, partners, legal representatives or agents of the other for any purpose whatsoever. Neither Party has the power to bind or obligate the other. Neither XIOM nor A&C is liable for any of the debts or other liabilities contracted by or due from the other and each will hold the other harmless therefrom.

18. **Acknowledgments**.

a. No right or remedy granted to or reserved by either party under this Agreement is exclusive of any other right or remedy herein, or by law or equity provided or permitted, but each is cumulative of every other right or remedy.

b. To the fullest extent permitted by law, the Parties waive any right to or claim for any punitive, exemplary or special damages against the other. Except as otherwise provided in this Agreement, if a dispute arises between the Parties, each is limited to the recovery of any actual damages sustained by it. The Parties waive trial by jury in any action, proceeding or counterclaim—whether at law or in equity—brought by either or both of them.

c. Any controversy or claim arising under or related to this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association before a single arbitrator selected in accordance with those rules, and judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. Before the institution of litigation between any persons relating to any aspect of this Agreement, a Party seeking redress hereunder or the interpretation of any provision hereof will submit the claim or issue for interpretation to binding arbitration. The party submitting the claim or issue shall notify in writing the Party or other persons against whom redress is sought or who would be affected by the interpretation to offer those parties an opportunity to participate in the proceeding. The notice shall describe the nature of the claim or issue submitted, any provision of this Agreement that is a basis of the claim or issue submitted, and the material facts surrounding the claim or issue for interpretation. On delivery of the notice, the claim or issue shall be deemed to have been submitted to arbitration.

i. *Arbitration Proceedings*. Within thirty (30) days after the appointment of the arbitrator, the Parties shall hold an arbitration proceeding before the arbitrator at the time and place selected by the Parties. If the Parties cannot agree on a time and place for the arbitration, then the arbitration shall be held at the place selected by the arbitrator.

ii. *Binding Decision.* Within fourteen (14) days after the conclusion of the arbitration proceeding, the arbitrator shall render a decision of the arbitration. The arbitrator may award

1/23/07

costs, attorney fees, and the cost and expenses associated with the arbitration, to the prevailing party. The decision of the arbitrator is binding on the Parties, and after the completion of the arbitration, a Party to the arbitration may not institute litigation to reverse the decision of the arbitrator. Once a claim or issue is submitted to arbitration, neither Party may institute litigation regarding the claim or issue submitted, except to enforce that arbitration decision.

19. **Severability**. If any provision of this Agreement or any other agreement entered under this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, that provision is inapplicable and considered omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement is not invalidated thereby and must be given full force and effect so far as possible. If any provision of this Agreement can be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision has the meaning that renders it valid and enforceable.

20. **Force Majeure**. None of the Parties to this Agreement shall be responsible to an other Party for delay in performance or non-performance due to any causes beyond the reasonable control of the Parties hereto, but the affected Party shall promptly upon the occurrence of any such cause so inform the other Parties in writing, stating that such cause has delayed or prevented its performance hereunder and thereafter such parties shall take all action within its powers to comply with the terms of this Agreement as fully and promptly as possible.

21. **Waiver**. No failure of either Party to exercise any power given to it hereunder or to insist upon strict compliance by the other Party or with any obligation or condition hereof and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of any of the party's respective rights hereunder. No waiver by either Party of any particular default by the other shall affect or impair a Party's right in respect of any subsequent default of any kind by a Party, nor shall any delay or omission by a Party to exercise any rights arising from any default affect or impair a Party's right in respect of the said default of a Party hereunder.

22. **Notices**. All notices, requests, demands, consents and other communications required or permitted under this Agreement must be in writing (including telex and telegraphic communication) and must be (as elected by the person giving such notice) hand delivered by national or international messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the appropriate Party's address specified on page 1 of this Agreement, or to such other address as that Party may designate by notice complying with the terms of this Section. Each such notice is considered delivered: (a) on the date delivered if by personal delivery; (b) on the date of

1/23/07

transmission with confirmed answer back if by telefax or other telegraphic method; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities or courier service as not deliverable, as the case may be, if mailed or couriered.

23. **Headings**. Any margins notes and headings contained in this Agreement are for reference purposes only and do not form part of this Agreement and shall not be deemed to alter or affect the meaning or interpretation of the provisions hereof.

24. **Binding Effect**. All of the terms of this Agreement, whether so expressed or not, are binding upon, inure to the benefit of, and enforceable by the parties and their respective personal representatives, legal representatives, heirs, successors and permitted assigns.

25. **Counterparts**. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Confirmation of execution by telex or by telecopy facsimile signature page is binding on any party so confirming or telecopying.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

XIOM Corp.	**A & C Coatings, LLC**
By: [signature]	By:
Title: President	Title:

1/23/07